Exhibit 10.12

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, dated as of December 9, 2015 (this “Agreement”), is made and entered into between OTG MANAGEMENT, LLC, a Delaware limited liability company (the “Company”), and Brian Britton (“Executive”). Capitalized terms not defined herein shall have the meaning given such terms in Appendix I.

WHEREAS, the Company desires to employ Executive for the period provided in this Agreement, and Executive desires to accept such employment with the Company, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                  Term. The Company agrees to employ Executive, and Executive agrees to remain in the employ of the Company, subject to the terms and conditions of this Agreement, for the period commencing no later than January 6, 2016 (such date, the “Effective Date”) and ending on the termination of Executive’s employment in accordance with this Agreement (such period of employment hereunder, the “Term”); provided that to the extent Executive’s employment does not begin by February 1, 2016, unless otherwise agreed to between the parties, this Agreement shall be rendered null and void ab initio.

2.                  Position, Duties and Responsibilities.

(a)                During the Term, Executive shall (i) serve as the OTG President and (ii) report directly to the Company’s Chief Executive Officer (the “CEO”). In that capacity, Executive shall oversee the day-to-day operations of the Company and otherwise have the duties, responsibilities and authorities customarily associated with such position in a company the size and nature of the Company. Executive’s office shall be located at the Company’s corporate headquarters in New York, New York.

(b)               During the Term, Executive shall devote his full working time, attention and reasonable best efforts to the business of the Company and shall use his reasonable best efforts to perform faithfully and efficiently Executive’s duties and responsibilities as set forth herein. Executive shall not, without the consent of the CEO, directly or indirectly, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, partner, member, agent or representative of, any type of business or service other than as an employee of the Company. Notwithstanding the foregoing, it shall not be a violation of this Agreement for Executive to serve as a director or an officer of, or otherwise participate in, non-profit, educational, social welfare, religious and civic organizations to the extent such service has been approved by the CEO or manage his personal, financial and legal affairs, in each case, so long as any such activities do not unreasonably interfere with the performance of his duties and responsibilities to the Company and comply with the conflict-of-interest policies applicable to the Company.

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3.                  Compensation and Benefits.

(a)                Base Salary. During the Term, Executive shall be paid an annual base salary of $475,000 (“Base Salary”). The Base Salary shall be payable in accordance with the Company’s regular payroll practices as then in effect. During the Term, the Base Salary will be reviewed annually and may be increased at the discretion of the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Committee”).

(b)               Bonus. For each calendar year ending during the Term, Executive shall be eligible to earn a performance-based cash bonus (“Annual Bonus”) in accordance with the annual bonus plan of the Company applicable to other senior executives of the Company, targeted at 100% of Executive’s Base Salary (the “Target Bonus”) payable for each such calendar year. The aggregate amount of any Annual Bonus actually payable to Executive hereunder, if any, shall be determined by the Committee in its reasonable discretion as soon as practicable following the conclusion of the calendar year in question based on the achievement of pre-established performance conditions, and shall be paid in accordance with the terms of the annual bonus plan as then in effect.

(c)                2016 Annual Bonus. Notwithstanding anything contained in Section 3(b) above, Executive’s Annual Bonus for the 2016 calendar year will be (i) based on performance targets mutually agreed upon between the Executive and the CEO within 90 days following the Effective Date and (ii) guaranteed to be no less than $237,500 provided Executive remains employed on the first anniversary of the Effective Date.

(d)               Long-Term Incentive Awards. At the time of the initial public offering of securities of OTG Experience, Inc., (the “Parent”) to the public (the “IPO”), the Parent will grant to the Executive a one-time grant of equity awards with a grant date fair value of $5,000,000 (the “Initial Grant”). If the Parent consummates the IPO prior to the one-year anniversary of the Effective Date, the form of the Initial Grant will be shares of common stock subject to the terms and conditions (including vesting) of the applicable award agreement and Parent’s equity incentive plan to be established at the time of the IPO (collectively, the “Parent Equity Plan”), but will generally vest in equal annual installments over the first five anniversaries of the grant date; provided the Executive remains employed on such date; provided, further, that (i) in the event of a termination without Cause prior to the first anniversary of the date of grant, a portion of the Initial Grant shall immediately vest, with such portion having a Fair Market Value equal to the greater of (x) the Fair Market Value of a pro-rata portion of such Initial Grant determined by multiplying the Initial Grant by a fraction, the numerator of which is the number of whole months from the date of grant to the Executive’s Date of Termination and the denominator of which is 60 and (y) the Fair Market Value of the Make Whole Value, (ii) in the event of a termination without Cause following the first anniversary of the date of grant but prior to the fifth anniversary of the date of grant, a cumulative pro-rata portion of the Initial Grant (e.g., an amount that includes any portion of the Initial Grant previously vested) determined by multiplying the Initial Grant by a fraction, the numerator of which is the number of whole months from the date of grant to the Executive’s Date of Termination and the denominator of which is 60 shall automatically vest, (iii) in the event of a termination without Cause that occurs in the 24-month period following a Change in Control, 100% of the Initial Grant shall vest, and (iv) in the event of a termination due to death or Disability, 100% of the Initial Grant shall vest. Subject to the terms of the Parent Equity Plan, the Parent shall have the right to require, prior to the issuance or delivery of shares of common stock in respect of the Initial Grant, payment by the Executive of, any federal, state or local taxes required by law to be withheld. Subject to the terms of the Parent Equity Plan, the threshold price per share of the Initial Grant, if applicable, shall be the price per share at which the Parent’s common stock will be initially offered for sale to the public, as specified in the underwriting agreement that is executed by Parent in conjunction with the IPO. Subject to the terms of the Parent Equity Plan and except as otherwise prohibited by applicable law, any minimum statutorily required withholding obligation may generally be satisfied at the option of Executive, by Executive’s paying to the Company the amount due, by reducing the number of shares of common stock otherwise deliverable, by delivering shares of common stock already owned, or by selling shares of common stock already owned and delivering the proceeds to Parent. Notwithstanding the foregoing, in the event that the IPO does not occur by the one-year anniversary of the Effective Date, in lieu of the amounts described in the foregoing, the Company will grant to the Executive a one-time grant of equity awards in an amount determined by the Board to be an equivalent percentage of the Company’s common stock as the Initial Grant in a form and subject to terms and conditions generally consistent with the equity awards held by other senior executives of the Company.

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(e)                Benefits and Expense Reimbursement. During the Term, Executive shall be eligible to participate in the benefit and perquisite plans, programs, policies and practices (including with respect to vacation, retirement, savings and welfare benefits, director and officer liability insurance, perquisites and other fringe benefits) made available to other senior executives of the Company, as in effect from time to time. The Company shall reimburse Executive for all ordinary and necessary business expenses in accordance with the applicable policies of the Company, including the presentation of appropriate statements of such expenses. Executive shall be entitled to four (4) weeks of paid vacation per calendar year, subject to the terms and conditions of the Company’s vacation policy as then in effect.

(f)                Car Allowance. During the Term, Executive shall be entitled to receive an automobile allowance of $1,000 per month, subject to the terms and conditions of the Company’s automobile policy as then in effect.

(g)               Relocation Assistance. The Company shall provide Executive with relocation assistance consisting of (i) travel and hotel expenses for three (3) trips to New York for Executive and his family for the purposes of locating a residence, (ii) costs, if any, associated with the early termination of Executive’s existing lease, (iii) storing and transporting Executive’s personal property and (iv) and up to eight (8) months temporary housing in New York. Moving expenses will be incurred based on the lowest of three (3) reputable estimates and after approval by the Company. The Company shall reimburse Executive for such relocation expenses in accordance with the applicable policies of the Company, including the presentation of appropriate statements of such expenses. In the event the Executive’s employment is terminated prior to the first anniversary of the Effective Date, Executive shall be required to reimburse the Company for all relocation expenses paid to Executive.

(h)               Indemnification and D&O Insurance. The Company shall indemnify Executive in his capacity as an officer of the Company and provide director and officer insurance coverage to Executive, in each case, on the same basis as other officers of the Company.

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4.                  Termination of Employment During the Term.

(a)                Death and Disability. Executive’s employment shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment for Disability.

(b)               Cause and Good Reason. The Company may terminate Executive’s employment for Cause, and Executive may terminate Executive’s employment for Good Reason (each as defined in Appendix I).

(i)                 Good Reason shall not exist until and unless (i) Executive has given the Board written notice of the applicable event allegedly giving rise to Good Reason within 60 days of the date Executive has knowledge of such event, (ii) such written notice specifically delineates such claimed basis for Good Reason and informs the Board that the Company is required to cure such event (if curable) and (iii) if such event is not so cured within 30 days (the “Cure Period”) after such written notice or if such basis is not disputed in writing by the Company during the Cure Period, Executive resigns for Good Reason within 10 days after the end of the Cure Period. If such event is cured within the Cure Period or if Executive fails to actually terminate employment following the relevant Cure Period, Executive’s claim to Good Reason shall be deemed not to exist.

(c)                Without Cause or Without Good Reason. Nothing herein shall be interpreted as prohibiting the Company from terminating Executive’s employment without Cause or Executive from terminating his employment without Good Reason upon written notice at any time; provided, however, Executive shall be required to give Company 30 days’ written notice prior to any resignation without Good Reason (which notice period the Board may elect to waive).

(d)               Notice of Termination. Any termination of Executive’s employment hereunder by the Company for Cause or due to Disability or by Executive for any reason shall be communicated by an executed Notice of Termination given in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specifies the intended termination date. The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company to assert such fact or circumstance in enforcing the Company’s rights hereunder.

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5.                  Obligations of the Company Upon Termination. Following any termination of Executive’s employment hereunder, Executive shall not be otherwise compensated for the loss of employment or the loss of any rights or benefits under this Agreement or any other Company plans or programs, except as provided below:

(a)                Good Reason; Other than for Cause. If the Company shall terminate Executive’s employment other than for Cause (but not due to Executive’s death or Disability), or Executive shall terminate his employment for Good Reason, then, subject to Executive executing (and not revoking) a general release of claims (the “Release”) no later than 55 days after the Date of Termination and Executive’s compliance with the provisions of Appendix I:

(i)                 beginning on the 60th day following the Date of Termination, the Company shall pay to Executive an amount equal to the sum of (1) the annual Base Salary as in effect on the Date of Termination, and (2) the average of the Annual Bonus Executive received in the two calendar years immediately preceding the Date of Termination, paid in pro rata monthly installments over 12 months (the “Continuation Period”); and

(ii)               regardless of whether Executive executes the Release, to the extent not theretofore paid or provided, the Company shall pay to Executive his Base Salary through the Date of Termination, reimburse any unreimbursed expenses, pay any earned but unpaid Annual Bonus from a prior completed fiscal year, and pay or provide any other amounts or benefits required to be paid or provided or that Executive is eligible to receive pursuant to the terms and conditions of the employee benefit plans and programs or Company payroll, including any bonus program, of the Company and its affiliates through the Date of Termination at the time such payments are due or benefits are to be provided (if any) and taking into account any deferral elections made by Executive (if applicable) (all such amounts and benefits described in this Section 5(a)(ii) shall be hereinafter referred to as the “Accrued Benefits”).

(b)               Cause. If, during the Term, Executive’s employment shall be terminated for Cause (and other than due to Executive’s death or Disability), other than any Accrued Benefits to which Executive may be entitled, this Agreement shall terminate without further additional obligations from the Company to Executive under this Agreement (other than those obligations that by their terms expressly survive the Term).

(c)                Other Terminations. If, during the Term, Executive’s employment shall be terminated (x) due to death or Disability or (y) by the Executive for any reason other than Good Reason, Executive, or in the event of Executive’s death, Executive’s heirs, if any, shall be entitled to the Accrued Benefits.

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(d)               Section 280G. In the event that any payments, distributions, benefits or entitlements of any type payable to Executive (“Termination Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this Section 5(d) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive's Termination Benefits shall be reduced to such lesser amount (the “Reduced Amount”) that would result in no portion of such benefits being subject to the Excise Tax; provided that such amounts shall not be so reduced if an independent nationally recognized accounting firm selected by the Company (the “Accountants”) determines that without such reduction Executive would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code, an amount that is greater than the amount, on a net after-tax basis, that Executive would be entitled to retain upon receipt of the Reduced Amount. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5(d) shall be made in writing (including detailed supporting calculations) as soon as reasonably practicable following the earlier of your Date of Termination or the date of the transaction which causes the application of Section 280G of the Code and shall be binding on the parties absent manifest error. In the event of a reduction of benefits hereunder, benefits shall be reduced in the order that results in the greatest economic benefit to Executive in a manner that would not result in subjecting Executive to additional taxation under Section 409A of the Code. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably require in order to make a determination under this paragraph, and the Company shall bear the cost of all fees the Accountants charge in connection with any calculations contemplated by this Section 5(d). To the extent requested by you, the Company shall cooperate with you in good faith in valuing, and the Accountants shall value, services to be provided by you (including your refraining from performing services pursuant to a covenant not to compete) before, on or after the date of the transaction which causes the application of section 280G of the Code. In no event shall Executive be entitled hereunder to a gross up from the Company to cover any Excise Tax to which he may be subject. At the written request of Executive prior to an IPO, the Company shall use reasonable efforts to obtain the vote of equity holders described in Q&A 7 of Treasury Regulation Section 1.280G. Notwithstanding the foregoing, if, immediately prior to the relevant change of ownership or control of the Company, the shareholder approval mechanics of Q&A 6 of Treasury Regulation. Section 1-280G are potentially available for use, the Company shall submit the Termination Benefits to a shareholder vote in accordance with Q-7 of Treasury Regulation Section 1.280G-1.

(e)                Release. In the event that the Release is not executed, or is revoked, on or prior to the 55th day after the Date of Termination, Executive will forfeit all entitlement to the severance amounts described therein (other than, for the avoidance of doubt, the Accrued Benefits). All references to a general Release in this Section 5 shall mean a release in the form attached as Appendix IV.

6.                  Section 409A of the Code.

(a)                It is intended that the provisions of the Agreement comply with Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A; provided, for the avoidance of doubt, that in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

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(b)               Neither Executive nor any of his creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any of its affiliates (the Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Executive or for Executive’s benefit under any Company Plan may not be reduced by, or offset against, any amount owing by Executive to the Company or any of its affiliates.

(c)                If, at the time of Executive’s separation from service (within the meaning of Section 409A), (i) Executive is a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination after consultation with Executive that an amount payable under the Company Plans constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date, but shall instead accumulate such amount and pay it, without interest, on the earlier of (i) the first business day after such six-month period or (ii) promptly after Executive’s death. To the extent required by Section 409A, any payment or benefit that would be considered deferred compensation subject to, and not exempt from, Section 409A, payable or provided upon a termination of Executive’s employment, shall only be paid or provided to Executive upon his separation from service (within the meaning of Section 409A).

(d)               For purposes of Section 409A, each payment under the Agreement will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

(e)                Except as specifically permitted by Section 409A or as otherwise specifically set forth in the Agreement, the benefits and reimbursements provided to Executive under the Agreement and any Company Plan during any calendar year shall not affect the benefits and reimbursements to be provided to Executive under the relevant section of the Agreement or any Company Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Further, in the case of reimbursement payments, reimbursement payments shall be made to Executive as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.

(f)                The Company makes no representations concerning the tax consequences of Executive’s participation in this Agreement under Section 409A of the Code or any other Federal, state or local tax law. Executive’s tax consequences shall depend, in part, upon the application of relevant tax law, including Section 409A, to the relevant facts and circumstances.

(g)               Notwithstanding any provision in this Agreement to the contrary, if the 55-day period for making and not revoking the Release described in Section 5(e) of this Agreement ends in a calendar year commencing after the Executive’s Date of Termination, no severance benefit payable under Section 5(a) (excluding, for the avoidance of doubt, the Accrued Benefits) shall be payable earlier than the first day of the calendar year following such Date of Termination.

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7.                  Appendix I, Appendix II and Appendix III. Certain of Executive’s contractual and legal obligations (including, without limitation, various restrictive covenants) and certain defined terms, are set forth in Appendix I, Appendix II and Appendix III. In addition, Appendix I, Appendix II and Appendix III specify certain rules and conditions of various employment related matters. Appendix I, Appendix II and Appendix III are attached to, and expressly made an integral part of, this Agreement. Executive shall execute Appendix II and Appendix III concurrently with the execution of this agreement.

8.                  Miscellaneous

(a)                Entire Agreement; Effectiveness. This Agreement (including Appendix I, Appendix II and Appendix III) contains the entire agreement of the parties with respect to the subject matter hereof, and except as otherwise set forth herein, supersedes all prior agreements, term sheets, promises, covenants, arrangements, communications, representations and warranties between the parties, whether written or oral, with respect to the subject matter hereof. In particular, Executive agrees and acknowledges that any previous written or oral agreement pertaining to employment between the Company and Executive shall hereby be terminated and has no further force and effect after the date hereof. In addition, during the Term, the provisions of Section 5 of this Agreement supersede in all respects and are in lieu of any severance payments and benefits that Executive may be eligible to receive under any severance or change of control plan that the Company maintains during the Term.

(b)               Assignment; Successors. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive, and any assignment in violation of this Agreement shall be void. This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs, successors, assigns and legal representatives. The rights and responsibilities of the Board herein may be delegated or assigned to one or more committees thereof as determined in the Board’s discretion. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(c)                Withholding. All payments to be made to Executive hereunder will be subject to all applicable required withholding of federal, state, local and foreign taxes, including income and employment taxes.

(d)               Notices. All documents, notices, requests, demands and other communications that are required or permitted to be delivered or given under this Agreement shall be in writing to (i) the Executive Chairman of the Company or (ii) Executive, in each case, either by mail, fax or email, and shall be deemed to have been duly delivered or given when received.

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(e)                Representations. Executive represents, warrants and covenants that: (i) Executive has the full right, title and authority to enter into this Agreement and perform Executive’s obligations hereunder; and (ii) except as referenced in Section 2(c), Executive has not granted, nor will grant, any right, and will not do any act or enter into any agreement or understanding whatsoever which may or will prevent, impair or hinder the full performance of Executive’s obligations hereunder.

(f)                Amendment. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the parties hereto.

(g)               No Waiver. The provisions of this Agreement may be waived only in writing signed by the party or parties entitled to the benefit thereof. A waiver or any breach or failure to enforce any provision of this Agreement shall not in any way affect, limit or waive a party’s rights hereunder at any time to enforce strict compliance thereafter with every provision of this Agreement.

(h)               Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable in any jurisdiction, then such provision, covenant or condition shall, as to such jurisdiction, be modified or restricted to the minimum extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement and any such invalidity, illegality or unenforceability with respect to such provision shall not invalidate or render unenforceable such provision in any other jurisdiction, and the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(i)                 Survival. The rights and obligations of the Company and Executive under the provisions of this Agreement, including Appendix I, Appendix II and Appendix III of this Agreement, shall survive and remain binding and enforceable, notwithstanding any termination of Executive’s employment with the Company, to the extent necessary to preserve the intended benefits of such provisions.

(j)                 Governing Law. This Agreement and any disputes arising hereunder or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflicts of law principles.

(k)               Jurisdiction. Each party irrevocably agrees that any legal action, suit or proceeding against it arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed by the terms and conditions of the Mutual Agreement to Arbitrate Claims, attached hereto as Appendix III. Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8(k).

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(l)                 Costs of Proceedings. Except as set forth in Appendix III, each party shall pay its own costs, legal, accounting and other fees and all other expenses associated with entering into and enforcing its rights under this Agreement.

(m)             Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile of PDF), each of which shall be deemed an original but all of which together shall constitute one and the same instrument. If any signature is delivered by facsimile transmission or by PDF, such signature shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.

(n)               Construction. The headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. As used in this Agreement, words such as “herein”, “hereinafter”, “hereby” and “hereunder”, and words of like import, refer to this Agreement, unless the context requires otherwise. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

OTG MANAGEMENT, LLC

By:	/s/ Christopher J. Redd
	Name:	Christopher J. Redd
	Title:	Vice President

OTG EXPERIENCE, INC.,
for purposes of Section 3(d)

By:	/s/ Christopher J. Redd
	Name:	Christopher J. Redd
	Title:	Vice President

/s/ Brian Britton
Brian Britton

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Appendix I – Definitions

The definitions set forth in this Appendix I are expressly made an integral part of the Employment Agreement, dated as of December 9, 2015, between OTG MANAGEMENT, LLC and Brian Britton (the “Agreement”), to which this Appendix I is attached. All capitalized terms used in this Appendix I, to the extent not defined, shall have the meaning set forth in the Agreement.

1.                  “affiliate” means (a)  any entity in which the Company has a significant equity interest.

2.                  “Cause” means the occurrence of any of the following: (a) Executive willfully and continually fails to substantially perform his duties of employment (other than because of a mental or physical impairment) that continues after being given notice of such failure; (b) Executive (i) engages in any act of willful and material (A) misconduct, (B) dishonesty, or (C) wrongdoing or moral turpitude (whether or not a felony) or (ii) materially violates the Company’s code of conduct or a written Company policy, which violation has an adverse effect upon the Company; or (c) Executive willfully (i) breaches his duty of loyalty or (ii) commits an unauthorized disclosure of proprietary or confidential information of the Company.

3.                  “Change in Control” shall have the meaning set forth in the Company’s equity incentive plan as in effect from time to time.

4.                  “Disability” shall have the meaning given to such term in the Company’s governing long-term disability plan, or if no such plan exists, such term shall mean total and permanent disability as determined under the rules of the Social Security Administration.

5.                  “Date of Termination” means (a) if Executive’s employment is terminated by the Company for Cause or by Executive for Good Reason the date specified in the Notice of Termination, (b) if Executive’s employment is terminated by the Company (other than for Cause or due to Disability), the Date of Termination shall be the date on which the Company notified Executive of such termination, (c) if Executive resigns without Good Reason, the Date of Termination shall be the date specified by Executive, which shall not be earlier than 30 days after the date Executive provides notice pursuant to Section 4(b) and Section 8(d) of the Agreement; provided, however, the Board may waive such notice period, in which case the Date of Termination shall be the date the Board waived such notice period, (d) if Executive’s employment is terminated by the Company due to Disability, the date specified in the Notice of Termination, or (e) if Executive’s employment is terminated by reason of death, the date of Executive’s death.

6.                  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

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7.                  “Good Reason” means, without Executive’s express written consent, the occurrence of any one or more of the following: (a) a material diminution in the Executive’s Base Salary or Target Bonus; (b) a material diminution in the Executive’s title or duties; (c) a material diminution in the Executive’s reporting relationship; or (d) a change in the geographic location of Executive’s primary place of business by more than 50 miles.

8.                  “Fair Market Value” shall mean, with respect to any asset or equity interest, its fair market value as determined by the Board in its good faith discretion.

9.                  “Make Whole Value” means the value of any unvested equity or cash-based long-term incentive awards of Executive’s former employer that were forfeited by Executive prior to the Effective Date. Such amount shall be determined in the Company’s sole discretion following Executive’s submission of documentation substantiating such forfeited amount.

10.              “Willful” means an action or omission in bad faith and without reasonable belief it was in the best interests of the Company.

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